News release for immediate release

Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com

Horace Mann estimates third-quarter 2021 catastrophe losses in range of $35-$40 million, partially offsetting continued strong business performance
To announce third-quarter financial results on November 3 with conference call to discuss results at 11:00 a.m. Eastern Time on November 4

SPRINGFIELD, Ill., October 4, 2021 — Horace Mann Educators Corporation (NYSE:HMN) today announced third-quarter catastrophe losses are expected to be in the range of $35 million to $40 million, pretax, most notably driven by the effects of Hurricane Ida. Estimated losses from that storm are approximately $20 million to $25 million, largely due to policyholder losses in the Gulf states. In total, there were 24 events designated as catastrophe losses in the period by Property Claims Services (PCS) compared with 30 events in the third quarter of 2020 and 17 events in the third quarter of 2019.
“Horace Mann claims representatives responded quickly and compassionately to policyholders affected by Hurricane Ida. I’m proud of our team for delivering on our promise to help educators when they need it most,” said Horace Mann President and CEO Marita Zuraitis.
“Third-quarter results will reflect continued strong net investment income performance, the first steps toward the sales trends we have been anticipating and the growing value of our diversification into the Supplemental business line,” Zuraitis added. “We will update our full-year 2021 guidance and comment on our 2022 outlook when we report third-quarter results.”
The company continues to assume fourth-quarter catastrophe losses will be in line with the company’s $7 million to $9 million 10-year average.
Third-quarter 2021 earnings call
Horace Mann plans to release its third-quarter 2021 results on Wednesday, November 3, after the market closes. At that time, the quarterly news release and investor supplement will be available on the company’s website at investors.horacemann.com.
Management will host a conference call to discuss the financial results on Thursday, November 4, at 11:00 a.m. Eastern Time. Investors can access the call webcast via the Events page of the company’s investor site or by dialing 844-735-3325. For the webcast, please log on to the site several minutes in advance to register and download any required audio software. On-demand replay will be available later that day.
About Horace Mann
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.

Safe Harbor Statement
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10‑Q for the period ended June 30, 2021, and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.